EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Company’s assumption of individual stock option agreements granted under the Plumtree Software, Inc. 1997 Equity Incentive Plan and the Plumtree Software, Inc. 2002 Stock Plan (the “Shares”) of our reports dated April 13, 2005, with respect to the consolidated financial statements and schedule of BEA Systems, Inc., BEA Systems Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BEA Systems, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

October 31, 2005